Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

SCHEDULE TO

(Form Type)

AUDAX CREDIT BDC INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1 to Paragraph (a)

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	$18,500,000.00	$110.20	$2,038.70
Fees Previously Paid
Total Transaction Valuation	$18,500,000.00
Total Fees Due for Filing
Total Fees Previously Paid			$2,038.70
Total Fee Offsets
Net Fee Due			$2,038.70

Table 2 to Paragraph (a)

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources